Exhibit (a)(1)(VV)

Offer to Purchase for Cash

Up to 24.9% of the Shares of Common Stock Including the Associated Rights

of

SOUTHWEST GAS HOLDINGS, INC.

at

$82.50 Net Per Share

by

IEP UTILITY HOLDINGS LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 20, 2022 (SUCH DATE AND TIME, THE “EXPIRATION DATE”)

May 9, 2022

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by IEP Utility Holdings LLC, a Delaware limited liability company (the “Offeror”), to act as Information Agent in connection with the Offeror’s offer to purchase up to 24.9% of the issued and outstanding shares of common stock, par value $1.00 per share (the “Common Stock”) as of the closing of the Offer (as defined below), of Southwest Gas Holdings, Inc., a Delaware corporation (the “Company”), and the associated rights issued pursuant to the Rights Agreement, dated as of October 10, 2021, between Southwest Gas Holdings, Inc. and Equiniti Trust Company, as Rights Agent, that are issued and outstanding (the “Rights” and, together with the Common Stock, the “Shares”), upon closing of the Offer (including the 2,898,676 Shares and 1,840,000 cash settled swaps currently held by affiliates of the Offeror), at a price of $82.50 per Share, net to the seller in cash without interest, less any applicable withholding taxes, upon the terms set forth in the Offer to Purchase, dated October 27, 2021, as previously amended and supplemented, including by the Supplement to the Offer to Purchase, dated as of December 7, 2021, and the Supplement to the Offer to Purchase, dated as of May 9, 2022 (the “Offer to Purchase”), and the related Revised Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), copies of which are enclosed herewith.

On May 6, 2022, the Offeror entered into a Cooperation Agreement with the Company to allow for the Offer to proceed. We are mailing a Revised Letter of Transmittal to holders relating to the Offer. If your client is an odd lot holder and wants to avoid possible proration, your client must tender all of his, her or its odd lot Shares and so indicate on the Revised Letter of Transmittal. If you previously tendered Shares for your client pursuant to the Letter of Transmittal and your client is not an odd lot holder, you do not need to submit a Revised Letter of Transmittal.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	The Supplement to the Offer to Purchase.

2.

The Revised Letter of Transmittal for your use in accepting the Offer and for the information of your clients, including a Certification of Taxpayer Identification Number on IRS Form W-9. Facsimile copies of the Revised Letter of Transmittal (with manual signatures) may be used to tender Shares.

3.

A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee with space provided for obtaining such clients’ instructions with regard to the Offer.

4.

A Notice of Guaranteed Delivery to be used to accept the Offer if certificates representing Shares and, if certificates have been issued in respect of the Rights prior to the expiration of the Offer, certificates representing the associated Rights are not immediately available or if time will not permit all required documents to reach Continental Stock Transfer & Trust Company (the “Depositary”) prior to the expiration date of the Offer or if the procedures for book-entry transfer cannot be completed on a timely basis.

5.

IRS Form W-9. Stockholders who fail to complete and sign the IRS Form W-9 may be subject to a required federal backup withholding tax on the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5 of the Offer to Purchase.

6.	A return envelope addressed to the Depositary.

Your attention is directed to the following:

1.	The tender price is $82.50 per Share, net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms set forth in the Offer to Purchase.

2.

The Offer is being made for up to 24.9% of the Shares issued and outstanding as of the closing of the Offer, which includes the 2,898,676 Shares and 1,840,000 cash settled swaps currently held by affiliates of the Offeror.

3.	The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on May 20, 2022 (the “Expiration Date”), unless the Offer is earlier terminated.

4.

In connection with the execution of the Cooperation Agreement, the Company’s board of directors have amended the Rights Agreement to reflect that the beneficial ownership percentage in the definition of “Acquiring Person” in the Rights Agreement is 24.9%. Accordingly, as a result of the amendment to the Rights Agreement, the Poison Pill Condition has been satisfied. The Offeror has irrevocably waived all other conditions to the Offer. There are no conditions to the Offer that have not been satisfied or waived.

5.

Stockholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Information Agent or the Depositary or, except as set forth in Instruction 6 of the Revised Letter of Transmittal, stock transfer taxes on the purchase of Shares by Offeror pursuant to the Offer.

Upon the terms of the Offer, the Offeror will accept for payment and pay for all Shares that are validly tendered on or prior to the Expiration Date and not theretofore properly withdrawn pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after (a) timely receipt by the Depositary of (i) certificates representing such Shares and, if certificates have been issued in respect of the Rights prior to the expiration of the Offer, certificates representing the associated Rights (or a timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, pursuant to the procedures described in Section 2 of the Offer to Purchase), (ii) a properly completed and duly executed Revised Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message (as defined in Section 2 of the Offer to Purchase)), and (iii) all other documents required by the Revised Letter of Transmittal, or (b) compliance with the guaranteed delivery procedures specified under Section 2 of the Offer to Purchase.

The Rights are presently evidenced by the certificates for the Common Stock. However, in the future the Company may issue separate certificates representing the Rights. Until such time as any such certificates are issued, a tender by a stockholder of such stockholder’s shares of Common Stock will also constitute a tender of the associated Rights. After such time as any such certificates representing Rights are issued, a stockholder will also be required to tender such certificates representing the associated Rights in connection with a tender by such stockholder of such stockholder’s shares of Common Stock. Unless the context requires otherwise, all references in the Revised Letter of Transmittal to “Shares” shall include the associated Rights.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 2 of the Offer to Purchase.

The Offeror will not pay any fees or commissions to any broker or dealer or to any other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. The Offeror will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Revised Letter of Transmittal.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 20, 2022.

Any inquiries you may have with respect to the Offer should be directed to, and additional copies of the enclosed materials may be obtained by contacting, the undersigned at (212) 468-5380.

Very truly yours,

Harkins Kovler, LLC

3 Columbus Circle, 15th Floor

New York, NY 10019

Banks and Brokerage Firms Please Call Collect: +1 (212) 468-5380

All Others Call Toll-Free: +1 (800) 326-5997

Email: swx@harkinskovler.com

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF OFFEROR OR THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.